EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-178146 under the Securities Act of 1933, as amended, and Amendment No. 2 to Registration Statement No. 811-22634 under the Investment Company Act of 1940, as amended, on Form N-2 of our report dated January 26, 2012, relating to the statement of assets and liabilities of Blackstone Alternative Alpha Fund (the “Fund”), as of January 18, 2012, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 1, 2012